Exhibit 10.1

HELIO, INC.

NOTE PURCHASE AND SECURITY AGREEMENT AND GUARANTY

July 23, 2007

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	8.2	Security for Obligations	10
	8.3	Delivery of Collateral; Perfection	10

9.	Defaults and Remedies		10
	9.1	Events of Default	10
	9.2	Remedies	11

10.	Continuing Security Interest; Transfer of Notes		11

11.	Taxes, Expenses and Indemnification		12
	11.1	Taxes	12
	11.2	Expenses	13
	11.3	General Indemnification	13
	11.4	Guarantor Obligation	13
	11.5	Survival	13

12.	Miscellaneous		13
	12.1	Successors and Assigns	13
	12.2	Governing Law	14
	12.3	Counterparts	14
	12.4	Titles and Subtitles	14
	12.5	Notices	14
	12.6	Expenses	15
	12.7	Entire Agreement; Amendments and Waivers	15
	12.8	Severability	15
	12.9	Further Assurance	15

13.	Guaranty		15
	13.1	Guaranty of the Obligations	15
	13.2	Payment by Guarantor	16
	13.3	Liability of Guarantor Absolute	16
	13.4	Waivers by Guarantor	18
	13.5	Guarantor’s Rights of Subrogation, Contribution, etc	18
	13.6	Subordination of Other Obligations	19
	13.7	Continuing Guaranty	19
	13.8	Authority of Guarantor or the Company	19
	13.9	Financial Condition of the Company	19

EXHIBIT A		OUTSTANDING NOTES SCHEDULE
EXHIBIT B		FORM OF NOTE
EXHIBIT C		PURCHASE NOTICE

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NOTE PURCHASE AND SECURITY AGREEMENT AND GUARANTY

THIS NOTE PURCHASE AND SECURITY AGREEMENT AND GUARANTY (“Agreement”) is made as of July 23, 2007, by and among HELIO, Inc., a Delaware corporation (the “Company”), HELIO LLC, a Delaware limited liability company (the “Guarantor,” and together with the Company, collectively, the “Note Parties”, and individually, a “Note Party”) and EarthLink, Inc. a Delaware corporation (“EarthLink”), and SK Telecom USA Holdings, Inc., a Delaware corporation (“SKT USA,” and together with EarthLink, collectively, the “Lenders”, and individually, a “Lender”). Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in Section 1 below.

WHEREAS, each of the Lenders intends to provide certain Consideration to the Company in connection with each Lender’s Commitment;

WHEREAS, the parties wish to provide for the sale and issuance of Notes in return for the provision by the Lenders of the Consideration to the Company; and

WHEREAS, the parties intend for the Company to issue in return for the Consideration one or more secured promissory notes.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions.

(a) “Act” shall mean the Securities Act of 1933, as amended.

(b) “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

(c) “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

(d) “Commitment” shall mean the commitment of a Lender to purchase any Note and “Commitments” shall mean such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment shall be set forth in a Purchase Notice. The maximum aggregate amount of the Commitments as of the Closing Date is $200,000,000.

(e) “Consideration” shall mean the amount of money to be paid by each Lender on each Purchase Date for the Notes in accordance with such Lender’s Commitment. The total Consideration to be paid by each Lender for Notes issued by the Company hereunder shall not exceed $100,000,000.

(f) “Corporate Transaction” shall mean (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s and the Guarantor’s

(taken as a whole) assets, (B) the consummation of the merger or consolidation of the Company or the Guarantor with or into another entity (except a merger or consolidation in which any of the holders of capital stock of the Company or equity interests in the Guarantor immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than EarthLink, SKT USA or an underwriter of the Company’s or the Guarantor’s securities), of the Company’s or the Guarantor’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting securities of the Company and the Guarantor (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the Company or the Guarantor; provided, however, that a transaction shall not constitute a Corporate Transaction if its primary purpose is (a) to change the state of the Company’s or the Guarantor’s incorporation or (b) to create a holding company or other organization that will be owned or controlled by the persons (or affiliates of such persons) who held the Company’s securities immediately prior to such transaction in the aggregate.

(g) “Default” shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

(h) “Governmental Authority” shall mean any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, tribunal, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

(i) “Guaranty” shall mean the guaranty of Guarantor set forth in Section 13.

(j) “HELIO Loan” shall mean the loan made by the Company to Guarantor evidenced by the Helio Note.

(k) “HELIO Note” shall mean the certain promissory note or notes in the principal face amount equal to the aggregate Commitments of the Lenders not to exceed $200,000,000, executed by the Guarantor in favor of the Company, together with any and all amendments or modifications thereto and any and all extensions, renewals or replacements thereof.

(l) “Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

(m) “Material Adverse Effect” shall mean (i) a material adverse effect on and/or material adverse developments with respect to the business, operations, properties,

assets or condition (financial or otherwise) of the Company and Guarantor taken as a whole; (ii) a material impairment of the ability of the Note Parties to fully and timely perform their Obligations; (iii) a material adverse effect on and/or material adverse developments with respect to the legality, validity, binding effect or enforceability against a Note Party of a Note Document to which it is a party; or (iv) a material impairment of the rights, remedies and benefits available to, or conferred upon, Lenders under any Note Document.

(n) “Maturity Date” shall mean the earlier of (i) July 23, 2010; and (ii) the date that all Obligations shall become due and payable in full hereunder and under the Notes, whether by acceleration or otherwise.

(o) “Maximum Note Amount” shall mean Two Hundred Million Dollars ($200,000,000).

(p) “Note” and “Notes” shall mean the secured promissory notes issued to each Lender pursuant to Section 2 below, the form of which is attached hereto as Exhibit B.

(q) “Note Availability Period” shall mean the period commencing on the date hereof and ending on July 23, 2008.

(r) “Note Documents” shall mean this Agreement, the Notes and all other documents, instruments or agreements executed and delivered by a Note Party for the benefit of Lenders in connection herewith and therewith.

(s) “Note Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Notes purchased by such Lender plus during the Note Availability Period, the unfunded Commitment of such Lender.

(t) “Obligations” shall mean all obligations of every nature of the Note Parties under any Note Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

(u) “Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

(v) “Pro Rata Share” shall mean the percentage obtained by dividing (a) the Note Exposure of a Lender by (b) the aggregate Note Exposure of all Lenders.

(w) “Purchase Date” shall mean the date on which the Lenders purchase Notes as specified in a Purchase Notice.

(x) “Purchase Notice” shall mean a notice substantially in the form of Exhibit C.

(y) “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

(z) “United States” shall mean the United States of America.

2. Purchase and Sale of Notes.

2.1 Issuance of Notes. During the Note Availability Period, in return for the Consideration paid by each Lender and subject to the terms and conditions hereof, the Company shall sell and issue to such Lender, and such Lender shall purchase from the Company, Notes in an aggregate principal amount up to but not exceeding such Lender’s Commitment provided that after giving effect to the purchase of any Notes in no event shall the aggregate principal amount of Notes purchased and sold hereunder exceed the Maximum Note Amount. All amounts owed by the Company pursuant to the Notes shall be paid in full no later than the Maturity Date.

2.2 Purchase Date and Closing Mechanics.

(a) On each Purchase Date that the Company desires Lenders to purchase Notes, the Company shall deliver to each Lender a fully executed and delivered Purchase Notice no later than 11:00 a.m. (eastern standard time) at least three Business Day in advance of the proposed Purchase Date. Notes shall only be purchased by Lenders on a Purchase Date and the Note purchased by each Lender on such Purchase Date shall be equal to such Lender’s Pro Rata Share of the amount set forth in the Purchase Notice.

(b) The closing of the purchase of the Notes by Lenders on each Purchase Date (each such date a “Closing Date”) in return for the Consideration paid by each Lender shall take place at the offices of the Company, at the executive offices of the Company or at such other place as the Company and the Lenders agree upon orally or in writing. On each Closing Date, provided the conditions precedent specified herein have been satisfied or waived, the Lenders shall purchase their Pro Rata Share of the Commitments requested to be purchased by the Company pursuant to the applicable Purchase Notice. On such date, each Lender shall deliver the Consideration with respect to the Notes to be purchased by such Lender on such Purchase Date to the Company and the Company shall deliver to each Lender one or more executed Notes in return for the respective Consideration provided to the Company.

(c) Upon the purchase by Lenders of Notes on a Purchase Date, at the close of business on such Purchase Date, the Commitment of each Lender hereunder shall be reduced by the amount of such Lender’s Commitment as set forth in the applicable Purchase Notice for such Purchase Date.

2.3 Use of Proceeds. The proceeds of each Note shall be used by the Company for the sole purpose of making a loan to Guarantor pursuant to the Helio Loan. Guarantor shall use the proceeds of such loan for the limited purpose to finance Guarantor’s (i) working capital requirements and (ii) product development expenses.

2.4 Obligations Several; Independent Nature of Lenders’ Rights.

(a) The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.

(b) Each Lender shall purchase Notes hereunder according to its Pro Rata Share of the Commitments and the Company shall make each payment or prepayment of principal of the Notes or of interest on the Notes to the Lenders in accordance with their Pro Rata Share of the Commitments.

(c) Nothing contained herein or in any other Note Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

3. Representations and Warranties of the Company and the Guarantor. In connection with the transactions provided for herein, each of the Company and Guarantor hereby represents and warrants to the Lenders that:

3.1 Corporate Existence. Such Note Party (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Note Documents to which such Note Party is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

3.2 Authorization. All corporate action has been taken on the part of each Note Party and each of their respective managers, members, officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Notes. The issuance of the Notes will not be subject to the preemptive rights of any stockholder of the Company or member of the Guarantor that has not already been waived.

3.3 Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Notes, will constitute or result in a material default or violation of any material term or provision of the Company’s current Amended and Restated Certificate of Incorporation, as amended or bylaws or the Guarantor’s Amended and Restated Limited Liability Company Agreement, as amended, or any material agreement or instrument by which the Company or the Guarantor is bound or to which its properties or assets are subject.

3.4 No Government Action. The execution, delivery and performance by such Note Party of this Agreement and the other Note Documents to which such Note Party is a party and the consummation of the transactions contemplated by this Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lenders for filing and/or recordation and (ii) any registration, consent, approval, notice or action to the extent that the failure to undertake or obtain such registration, consent, approval, notice or action could not reasonably be expected to have a Material Adverse Effect.

3.5 Valid and Binding. This Agreement and the other Note Documents to which such Note Party is a party have been duly executed and delivered by such Note Party and are the legally valid and binding obligations of such Note Party, enforceable against such Note Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.6 No Material Adverse Effect. Since March 31, 2007, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

3.7 Compliance with Law. Each of such Note Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4. Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Note Parties that:

4.1 Authorization. This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full corporate power and authority to enter into this Agreement.

4.2 Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with Lender in reliance upon such Lender’s representation to the Note Parties that the Notes will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Notes.

4.3 Disclosure of Information. Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Notes. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Note Parties regarding the terms and conditions of the offering of the Notes.

4.4 Investment Experience. Each Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes. If other than an individual, each Lender also represents it has not been organized solely for the purpose of acquiring the Notes.

4.5 Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

4.6 Restricted Securities. Each Lender understands that the Notes are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4.7 Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Notes unless and until such Lender has received the prior written consent of the other Lender and the transferee has agreed in writing for the benefit of the Company to be bound by this Section 4 and:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

4.8 Legends. It is understood that the Notes may bear the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION

OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

5. State Commissioners of Corporations. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

6. Covenants and Agreements. Each Note Party hereby covenants and agrees that:

6.1 Corporate Existence. Each Note Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, neither any such Note Party (other than the Company with respect to existence) shall be required to preserve any such existence, right or franchise, licenses and permits if an executive officer of such Note Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

6.2 Compliance with Law. Such Note Party will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including those relating to environmental matters), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.3 Liens on Collateral. Except for the security interest created by this Agreement, such Note Party shall not create or suffer to exist any Lien upon or with respect to the Collateral, and the Company shall defend the Collateral against all Persons at any time claiming any other interest therein.

6.4 Rights in Collateral. Such Note Party shall not take or permit any action which could materially impair Lenders’ rights in the Collateral except as otherwise permitted under this Agreement.

6.5 Other Information. Such Note Party shall provide any information reasonably requested by Lenders with respect to the Collateral.

7. Conditions to Purchase.

7.1 Conditions to Each Purchase. The obligation of Lenders to purchase any Note on any Purchase Date is subject to the satisfaction or waiver of the following conditions precedent:

(a) Purchase Notice. Lenders shall have received a fully executed and delivered Purchase Notice, together with evidence, in form and substance reasonably satisfactory to the Lenders, of the approval of such Purchase Notice by the Board of Directors of the Company, including the approval of the Class B Directors of the Company as contemplated by Section 7.1(c) below.

(b) Note Documents. Lenders shall have received a copy of each Note Document originally executed and delivered by each applicable Note Party, including an original of a fully executed Note in the principal face amount of such Lender’s Commitment.

(c) Class B Directors Approval. Each Purchase Notice shall be unanimously approved by the Class B Directors of the Company. Class B Directors shall have the meaning ascribed to such term in the Amended and Restated Certificate of Incorporation of HELIO, Inc.

(d) Helio Note. The Company shall have endorsed the Helio Note to the Lenders as security for the Obligations on terms and conditions satisfactory to the Lenders.

(e) Amount. After purchasing the Notes on such Purchase Date, the aggregate principal amount of all outstanding Notes shall not exceed the Maximum Note Amount.

(f) Outstanding Note Schedule. On each Purchase Date, the Outstanding Note Schedule attached hereto as Exhibit A shall be amended to reflect the aggregate principal amount of all Notes outstanding as of such Purchase Date.

(g) No Default. As of such Purchase Date, no event shall have occurred and be continuing or would result from the purchase of the Notes that would constitute an Event of Default or a Default.

(h) Representations and Warranties. The representations and warranties of the Company and the Guarantor contained in Section 3 hereof shall be true and correct in all material respects on and as of such Purchase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(i) Other Documents. Lenders shall have received such other documents as Lenders may reasonably request.

8. Grant of Security.

8.1 Grant of Security. The Company hereby grants to Lenders a security interest in and continuing lien on all of the Company’s right, title and interest in, to and under the HELIO Loan, including all outstanding and unpaid principal and interest relating thereto, whether now owed or existing or hereafter acquired or arising (all of which being hereinafter collectively referred to as the “Collateral”).

8.2 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations of the Note Parties (the “Secured Obligations”).

8.3 Delivery of Collateral; Perfection. The Company shall deliver the original Helio Note to EarthLink, together with an Allonge endorsing the Helio Note jointly to EarthLink and SKT USA for the benefit of the Lenders and as security for the Obligations. The rights of EarthLink and SKT USA with respect to the foregoing Collateral shall be equal and neither will have priority over the other Lender with respect to the proceeds thereof.

9. Defaults and Remedies.

9.1 Events of Default. The following conditions or events shall be considered events of default (each an “Event of Default”) with respect to each Note:

(a) The Note Parties shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than thirty (30) days after the Maturity Date or at a date fixed by acceleration or otherwise; or

(b) Any Note Party shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against such Note Party in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of such Note Party, or of all or any substantial part of the properties of such Note Party; or

(c) Within thirty (30) days after the commencement of any proceeding against any Note Party seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of such Note Party of any trustee, receiver or liquidator of such Note Party or of all or any substantial part of the properties of such Note Party, such appointment shall not have been vacated; or

(d)(i) Failure of any Note Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of indebtedness (other than such indebtedness referred to in Section 9.1(a)) with an aggregate principal amount of $500,000 or more; or (ii) breach or default by any Note Party with respect to any other material term of (1) one or more items of indebtedness in the aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(e) Any Note Party shall default in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Note Party becoming aware of such default or (ii) receipt by any Note Party of notice from Lenders of such default; or

(f) A Corporate Transaction shall occur; or

(g) At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or the Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Note Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Lenders shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by this Agreement with the priority required by this Agreement, in each case for any reason other than the failure of Lenders to take any action within its control, (iii) any Note Party shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability, including with respect to future note purchases by Lenders, under any Note Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Note Documents, or (iv) any Note Party shall deny unlawfully any of such Note Party’s obligations under any Note Document or it is or will become unlawful for any Note Party to perform or comply with any of its obligations under or in respect of any Note Document or any of such obligations shall be or become unenforceable or invalid.

9.2 Remedies. Upon the occurrence of an Event of Default under Section 9.1 hereof, at the option and upon the declaration of a Lender and in addition to any and all other remedies available to such Lender hereunder or at law, in equity or otherwise, the entire unpaid principal and accrued and unpaid interest on such Note shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Note and exercise any and all other remedies available to it hereunder or at law, in equity or otherwise.

10. Continuing Security Interest; Transfer of Notes. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Note Party, its successors and assigns, and inure, together with the rights and remedies of Lenders hereunder, to the benefit of each Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing, a Lender may assign or otherwise transfer any Notes held by it to any affiliate of such Lender or, if an Event of Default then exists, to any other Person, and such affiliate or other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Notwithstanding the foregoing, Lenders shall have the right at any time to sell one or more participations to any Person in all or any part of the Notes or in any other Obligation. Upon the payment in full of all Secured Obligations, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the unpaid principal and interest under the HELIO Loan and the HELIO Note shall revert to the Company. Upon any such termination Lenders shall, at the Note Parties’ expense, execute and deliver to the Note Parties or otherwise authorize the filing of such documents as any Note Party shall reasonably request, including financing statement amendments to evidence such termination.

11. Taxes, Expenses and Indemnification

11.1 Taxes.

(a) Any and all payments made by the Company hereunder or under any instrument delivered hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto (excluding taxes imposed on the net income of the Lenders by the jurisdiction of its incorporation) (all such non-excluded taxes hereinafter referred to as “Taxes”). If the Company shall be required by law to make any such deduction from any payment hereunder, then (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each of the Lenders receives an amount equal to the sum it would have received had no such deductions been required, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, any instrument delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Company shall indemnify the Lenders and their respective officers, directors, Affiliates and shareholders, for the full amount of Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the relevant Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed. This indemnification shall be paid within thirty (30) days from the date the Lender makes written demand therefore.

(d) Within thirty (30) days after the date of any payment of Taxes, the Company shall furnish to the relevant Lender, at its address referred to in Section 13.4, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in paragraphs (a) through (d) of this Section 12.1 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

11.2 Expenses.

(a) The Company shall forthwith on demand pay to or reimburse the Lenders for all reasonable costs, charges and expenses (including legal and other fees and translation, communication, advertisement, travel and all other out-of-pocket expenses), as evidenced by reasonable documentary evidence, incurred by it in connection with the negotiation, preparation, execution and (where relevant) registration of this Agreement and any other documentation required hereunder and the arrangement of this Agreement and any amendment hereto and any inspection, calculation, approval, consent or waiver to be conducted, made or given by the Lenders pursuant to any provision of this Agreement.

(b) The Company shall from time to time forthwith on demand pay to or reimburse the Lender for all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by it in exercising any of its rights or powers under this Agreement or in suing for or seeking to recover any sums due under this Agreement or otherwise preserving or enforcing its rights under this Agreement following the Company’s failure to perform its obligations hereunder or in defending any claims brought against it in respect of this Agreement.

11.3 General Indemnification. The Company shall indemnify the Lenders and their respective officers, directors, Affiliates and shareholders (the “Indemnified Parties”) against all losses, liabilities, damages, and reasonable costs and expenses which the Lenders or any other Indemnified Parties may incur as a consequence of (i) any Event of Default, (ii) the receipt or recovery by the Lenders of all or any part of any Commitment or an overdue sum relating thereto; (iii) any other breach by the Company of any of its obligations under this Agreement or in connection with this Agreement; or (iv) the consummation of the transactions contemplated by this Agreement.

11.4 Guarantor Obligation. Section 11.1, 11.2 and 11.3 shall apply to Obligations of Guarantor under Section 13 of this Agreement, mutatis mutandis.

11.5 Survival. The provisions of this Section 11 shall survive payment of full of the Obligations and termination of this Agreement.

12. Miscellaneous.

12.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that neither Note Party may assign its obligations under this Agreement without the written consent of the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither Lender may assign or transfer its rights and obligations under this Agreement and any Note without the prior written consent of the other Lender.

12.2 Governing Law. This Agreement and the Note Documents shall be governed by and construed under the laws of the State of Georgia as applied to agreements among Georgia residents, made and to be performed entirely within the State of Georgia. Each Lender and each Note Party, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any United States federal or Georgia state court sitting in Atlanta, Georgia, in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 12.5):

If to the Company:

HELIO, Inc.

10960 Wilshire Boulevard, Suite 700

Los Angeles, CA 90024

Attention: Chief Financial Officer

If to the Guarantor:

HELIO LLC

10960 Wilshire Boulevard, Suite 700

Los Angeles, CA 90024

Attention: Chief Financial Officer

If to Lenders:

EarthLink, Inc.

1375 Peachtree Street

Atlanta, Georgia 30309

Attention: Chief Financial Officer

and

SK Telecom USA Holdings, Inc.

c/o SK Telecom Co., Ltd.

11 Euljiro -ga

Jung-gu, Seoul 100-999, Korea

Attention: Chief Financial Officer

12.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

12.7 Entire Agreement; Amendments and Waivers. This Agreement and the other Note Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Note Parties’ agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales. Nonetheless, any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Note Parties and the Lenders. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and any holder of any Note purchased under this Agreement at the time outstanding and each future holder of all such Notes.

12.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.9 Further Assurance. From time to time, the Note Parties shall execute and deliver to the Lenders such additional documents and shall provide such additional information to the Lenders as any Lender may reasonably require to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith.

13. Guaranty.

13.1 Guaranty of the Obligations. Guarantor hereby irrevocably and unconditionally guarantees to Lenders the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect) (collectively, the “Guaranteed Obligations”).

13.2 Payment by Guarantor. Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which Lenders may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect), Guarantor will upon demand pay, or cause to be paid, in cash, to Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lenders as aforesaid.

13.3 Liability of Guarantor Absolute. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

(b) Lenders may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Company and Lenders with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor of the obligations of the Company, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if a Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Lenders, upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lenders may have against any such security, in each case as a Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents; and

(f) this Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Note Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lenders might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) each Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or Guarantor and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Company may allege or assert against Lenders in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

13.4 Waivers by Guarantor. Guarantor hereby waives, for the benefit of Lenders: (a) any right to require Lenders, as a condition of payment or performance by Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Lenders in favor of the Company or any other Guarantor or any other Person, or (iv) pursue any other remedy in the power of Lenders whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lenders’ errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct, gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lenders protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company, and notices of any of the matters referred to in Section 13.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

13.5 Guarantor’s Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full, Guarantor hereby waives any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against the Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lenders now have or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lenders. In addition, until the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against the Company or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Lenders may have against the Company, to all right, title and interest Lenders may have in any such collateral or security, and to any right Lenders may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lenders and shall forthwith be paid over to Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

13.6 Subordination of Other Obligations. Any indebtedness of the Company or Guarantor now or hereafter held by Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lenders and shall forthwith be paid over to Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

13.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

13.8 Authority of Guarantor or the Company. It is not necessary for Lenders to inquire into the capacity or powers of Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

13.9 Financial Condition of the Company. Lenders may purchase Notes from the Company in accordance with the terms of this Agreement without notice to or authorization from Guarantor regardless of the financial or other condition of the Company at the time of any such purchase. Lenders shall not have any obligation to disclose or discuss with Guarantor its assessment, or Guarantor’s assessment, of the financial condition of the Company. Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and their ability to perform its obligations under the Note Documents, and Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby waives and relinquishes any duty on the part of Lenders to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by Lenders.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HELIO, INC.

By:	/s/ Todd Tappin
Name:	Todd Tappin
Title:	Chief Financial Officer

HELlO LLC

By:	/s/ Todd Tappin
Name:	Todd Tappin
Title:	Chief Financial Officer

LENDERS:

SK TELECOM USA HOLDINGS, INC.

By:	/s/ Jin Woo So
Name:	Jin Woo So
Title:

EARTHLINK, INC.

By:	/s/ Rolla P. Huff
Name:	Rolla P. Huff
Title:	Chief Executive Officer

EXHIBIT A

OUTSTANDING NOTES SCHEDULE

Purchase Date	EarthLink Commitments	SKT USA Commitments	Principal Amount of Notes Outstanding

Aggregate Total	$	$	$

EXHIBIT B

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

SECURED PROMISSORY NOTE

$	Atlanta, Georgia
, 2007

FOR VALUE RECEIVED, the undersigned, HELIO, INC., a Delaware corporation (the “Company”), promises to pay to [EARTHLINK, INC., a Delaware corporation][SK TELECOM USA HOLDINGS, INC., a Delaware corporation] (“Lender”), the principal amount of                              dollars ($            ), with interest thereon from the date hereof until paid in full on the Maturity Date at a rate per annum equal to ten percent (10.00%), calculated on the basis of a 360-day year and the actual number of days elapsed. Capitalized terms used in this Note without definition shall have the meanings provided in that certain Note Purchase and Security Agreement and Guaranty entered into as of July 23, 2007 (as amended, modified and supplemented from time to time, the “Purchase Agreement”), by and between the Company, HELIO, LLC, a Delaware LLC (“Guarantor”, together with the Company, the “Note Parties”, and individually, a “Note Party”) and Lender.

The principal amount of this Note and all accrued interest thereon shall be due and payable on the Maturity Date. On the Maturity Date the entire unpaid principal balance of this Note, together with any and all accrued and unpaid interest (including, without limitation, all interest that has been added to principal hereunder) and any and all costs and expenses provided for under this Note and the other Note Documents, shall be due and payable. This Note may be prepaid at any time without penalty.

All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender by wire transfer of immediately available funds to Lender’s account, ABA No.                 , Account No.                 at [name and address of bank], Reference:                                                          ,] or at such other place within the United States as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable thereon during such extension. All amounts due under this Note and the other Note Documents shall be payable without defense, set off or counterclaim.

Each payment under this Note shall be applied in the following order: (i) to the payment of costs and expenses which the Company is required to pay pursuant to the provisions of this Note or any of the other Note Documents; (ii) to the payment of accrued and unpaid interest; and (iii) to the payment of outstanding principal. Lender and each holder hereof shall have the continuing and exclusive right to apply or reverse and reapply any and all payments under this Note.

This Note is one of a series of Notes issuable to the Lenders pursuant to the terms of the Purchase Agreement and in accordance with the Lenders Commitments as described therein. All payments made to Lenders under this Note and any other Notes shall be made by the Company to each Lender in equal amounts and at the same times. No Lender shall have a priority of payment over another Lender with respect to payments due under the Notes.

Upon the occurrence of any Event of Default, the obligations under this Note shall become due and payable in accordance with the provisions of the Purchase Agreement, and Lender shall have all other remedies available under the Purchase Agreement. In addition, upon the occurrence of an Event of Default, interest shall thereafter accrue on the entire unpaid principal balance under this Note, including without limitation (x) any accrued interest which has been added to the principal balance and (y) any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate set forth herein plus two percent (2.00%) per annum (on the basis of a 360-day year and the actual number of days elapsed). All interest which has become payable and is then delinquent shall, without curing the default under this Note by reason of such delinquency, be added to the principal amount due under this Note, and shall thereafter bear interest at the same rate as is applicable to principal, with interest on overdue interest to bear interest, in each case to the fullest extent permitted by applicable law, both before and after default, maturity, foreclosure, judgment and the filing of any petition in a bankruptcy proceeding. In no event shall interest be charged under this Note which would violate any applicable law. If the rate of interest provided for herein would otherwise exceed the maximum rate permitted by applicable law, then the interest rate shall be reduced to the maximum rate permitted by applicable law.

This Note is secured as set forth in the Purchase Agreement. Reference is hereby made to the Purchase Agreement for a description of the nature and extent of the security for this Note and the rights and remedies available to the holder of this Note. Nothing herein shall be deemed to limit the rights of Lender under this Note or the Note Agreement, all of which rights and remedies are cumulative.

No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Lender or any holder of this Note, and then only to the extent specifically set forth therein.

If any default occurs in any payment due under this Note, the Company and all guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys’ fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder’s rights or remedies under

2

this Note on account of any past or future defaults shall be deemed to have been waived by the holder’s acceptance of any past due installments or by any indulgence granted by the holder to the Company.

The Company and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind (except such notices as may be required under the Purchase Agreement), and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the holder hereof to exercise any rights under this Note or the Purchase Agreement. The Company and all guarantors and endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand under this Note to the full extent permitted by law.

This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of the Company. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

This Note shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the principles thereof relating to conflicts of law; provided, that Lender and each holder hereof reserves any and all rights it may have under federal law, including without limitation those relating to the charging of interest.

[The remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Secured Promissory Note to be duly executed the day and year first above written.

HELIO, INC.,
a Delaware corporation

By:
Name:
Title:

4

EXHIBIT C

FORM OF PURCHASE NOTICE

PURCHASE NOTICE

Reference is made to the Note Purchase and Security Agreement and Guaranty, dated as of July 23, 2007 (as it may be amended, supplemented or otherwise modified, the “Purchase Agreement”; the terms defined therein and not otherwise defined herein being used as therein defined), by and among HELIO, Inc., a Delaware corporation (the “Company”), HELIO LLC, a Delaware limited liability company (the “Guarantor,” and together with the Company, collectively, the “Note Parties”, and individually, a “Note Party”) and EarthLink, Inc. a Delaware corporation (“EarthLink”), and SK Telecom USA Holdings, Inc., a Delaware corporation (“SKT USA” and together with EarthLink, collectively, the “Lenders”, and individually, a “Lender”).

Pursuant to Sections 2.1 and 2.2 of the Purchase Agreement, the Company desires that [EarthLink/SKT USA] purchase a Note in accordance with its Pro Rata Share of the Commitments in a principal amount of $            . The proceeds of such Note shall be applied in accordance with Section 2.3 of the Purchase Agreement.

Such Note will be purchased in accordance with the applicable terms and conditions of the Purchase Agreement on                      (the “Purchase Date”). The Company hereby certifies that as of the Purchase Date, each of the conditions to purchase the Note set forth in Section 7.1 of the Purchase Agreement are satisfied.

IN WITNESS WHEREOF, the Company has caused this Purchase Notice to be duly executed the          day of                      2007.

HELIO, INC.

By:
Name:
Title: